EXHIBIT 10

Beacon Roofing Supply, Inc. Executive Officer Cash Bonus Plan

The following is a description of the Beacon Roofing Supply, Inc. Executive Officer Cash Bonus Plan:

The Beacon Roofing Supply, Inc. Executive Officer Cash Bonus Plan (the “Bonus Plan”) provides for the payment of annual cash bonuses to employees who are considered Executive Officers. The Bonus Plan is administered by the Board of Directors, which has full authority to select participants, set bonus amounts, fix performance targets, and, when deemed appropriate under the totality of the circumstances, pay discretionary bonuses. The Board receives recommendations from the Compensation Committee.

A base bonus amount is set for each Executive Officer. Of this base amount, 80% is earned if the Company achieves the Company-wide income before taxes target and 20% is earned on qualitative performance evaluations by the Compensation Committee of our Chairman and our Chief Executive Officer and by our Chief Executive Officer of the other Executive Officers, as presented to the Compensation Committee. The qualitative performance evaluations consider such factors as leadership and skills demonstrated in the individual’s role with the Company, long-range planning and vision, departmental and staff development and professionalism.

If the income before taxes target is not met at the 100% level, the participant's bonus with respect to that target is prorated on a straight line basis if the participant achieves a range of 85% to 100% of target, with no bonus paid at less than 85% of target. In addition, our Executive Officers (other than the Chairman) can receive an additional maximum performance bonus if income before taxes exceeds 100% of target, up to an amount equal to 60% of the base bonus (80% in the case of the Chief Executive Officer). If the Company exceeds the target, these participants each earn a bonus equal to 6% of the amount of earnings before income taxes (net of such bonuses) that exceeds the target, up to their respective maximum performance bonus amount.